Exhibit 10.1

14269 N. 87th Street #205 Scottsdale, AZ 85260

Employment Agreement

THIS EMPLOYMENT AGREEMENT ("Agreement") is made effective the 23rd day of May, 2018 (the “Effective Date”) by and between Zoned Properties, Inc., a Nevada corporation (the “Company”), and Bryan McLaren, an individual residing in the State of Arizona ("Employee").

Recital

WHEREAS, the Company desires to continue the employment of Employee and Employee desires to continue to be employed by the Company, pursuant to the terms and conditions of this Agreement.

NOW THEREFORE, in consideration of the mutual promises contained herein, the benefits to be derived by each party hereunder and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties agree as follows:

Agreement

1. Employment. Upon the terms and subject to the conditions set forth herein, Employer hereby agrees to continue the employment of Employee and Employee agrees to continue his employment with Employer during the Term (defined hereinafter) as Employer’s Chief Executive Officer.

2. Term. The term of this Agreement (the “Term”) shall commence as of the Effective Date and shall, unless sooner terminated or extended, terminate on the tenth (10th) anniversary of the Effective Date (the “Expiration Date”), as same may be extended by the parties in consistent the provision of Section 7. c) hereof.

3. Compensation. As compensation for the services rendered to the Company agrees to compensate Employee in an amount equal to $215,000.00 annually (the “Salary”) for his services, payable bi-weekly or as is otherwise consistent with the Company’s ordinary payroll policies throughout the Term, from which shall be withheld applicable state and federal income taxes, and such other and similar payroll taxes and charges (including deductions for medical benefits) as may be required or appropriate under applicable law. The Salary shall be reviewed by the board of directors of the Company (the “Board”) on or prior to each anniversary of the Effective Date and any increases to the Salary shall be commensurate with an increase in Employee’s experience and commensurate with the Company’s growth. The Company will also award Employee with an annual and/or quarterly bonus payable in either cash and/or equity of no less than two percent (2%) of the Company’s net income for the associated period.

4. Duties; Termination. During the term of this Agreement, Employee will serve as the Company’s Chief Executive Officer and shall perform tasks and have the rights, powers and obligations normally associated with the office of Chief Executive Officer. Employee shall advise Employer as to the operational management and strategic development of Employer’s organization. Employee agrees to perform such tasks as the Board shall reasonably request. Employee and Employer agree that any termination of Employee’s employment shall be subject to the Golden Parachute Agreement included as Exhibit A.

5. Extent of Services. Employee may perform services for any external organizations and volunteer with any charitable organizations provided that such services do not prevent Employee from performing his tasks and obligations under this Agreement.

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14269 N. 87th Street #205 Scottsdale, AZ 85260

6. Expenses. Employee may incur reasonable expenses on behalf of and to enact business for the Company, including reasonable expenses for entertainment, travel, and similar items. The Company will reimburse Employee for all such expenses upon Employee’s periodic presentation of an itemized account of such expenditures.

7. Early Termination of Term of Agreement; Effect of Termination. The Term and the employment of Employee by the Company under this Agreement shall terminate (a “Termination”) in any of the following circumstances:

a)	immediately, if the Employee dies, as defined in Section 9;

b)	immediately, if Employee receives benefits under the long-term disability insurance coverage then provided by the Company or, if no such insurance is in effect, upon Employee’s disability (as defined in Exhibit A);

c)	on the Expiration Date, as same may be extended by the parties by written amendment to this Agreement prior to the occasion thereof;

d)	at the option of the Company for Cause (as defined in Exhibit A) upon the Company’s provision of written notice to Employee of the basis for such Termination;

e)	at the option of the Company, without Cause (as defined in Exhibit A);

f)	by Employee at any time with Good Reason (as defined in Exhibit A), upon thirty (30) days’ prior written notice to the Company delivered not later than within ninety (90) days of the existence of the condition therefor; or

g)	by Employee at any time without Good Reason (as defined in Exhibit A), upon not less than three (3) months’ prior written notice to the Company.

In the event of a Termination for any reason or for no reason whatsoever, or upon the Expiration Date, whichever comes first, all rights and obligations under this Agreement shall cease (i) as to the Company, except for the Company’s obligations for the payment of applicable severance benefits under Section 9 hereof and Section 4(iii) of Exhibit A attached hereto, and for indemnification under Section 12 hereof, and (ii) as to Employee, except for Employee’s obligation under Sections 8. The parties acknowledge and agree that Sections 8, 9, and 12 hereof, and Exhibit A herein shall survive the termination of Employee’s termination of employment hereunder.

8. Restrictive Covenants.

a) Customer Restriction. For so long as the Employee is employed by the Company, Employee covenants and agrees that he shall not, working alone or in conjunction with one or more other persons or entities, for compensation or not, (i) provide or offer to provide to any Customer any products or services which are the same as or are sold in competition with those offered by Company, its related parties, subsidiaries or affiliates, or (ii) induce or attempt to induce any Customer to withdraw, curtail or cancel its business with Company its related parties, subsidiaries or affiliates.

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14269 N. 87th Street #205 Scottsdale, AZ 85260

b) Non Raid. For so long as the Employee is employed by Company, Employee covenants and agrees that he shall not, working alone or in conjunction with one or more other persons or entities, for compensation or not, directly or indirectly recruit or otherwise solicit or induce any person or entity who is an employee or Vendor of Company or any of its related parties, subsidiaries or affiliates, to terminate their employment with, or otherwise cease their relationship with, Company or any of its related parties, subsidiaries or affiliates.

9. Death During Employment. If Employee dies during the term of this Agreement, then the Company shall pay to Employee’s designated beneficiary or to Employee’s estate the compensation, which would otherwise be payable to Employee for the period of one (1) year and this Agreement shall be terminated.

10. Employee Not Restricted by Other Agreement. Employee hereby expressly represents, warrants, and covenants to the Company that he is not bound, in any manner, by any agreement, whether written or oral, which would restrict him from performing any duties or obligations under this Agreement.

11. Superseding Agreement. Employee and the Company agree that this agreement will supersede any other employment contract(s) existing or already in place.

12. Indemnification. Employer shall hold harmless, defend, and indemnify Employee from all claims, demands, or causes of action brought, at any time, against Employee as a result of any of the following circumstances: (a) Employee’s providing services to Employer; (b) any action or inaction arising from or relating to Employee’s position as an Officer of Employer; or (c) any action taken or which should have been taken in the course and scope of Employee’s employment with Employer, or which arose from or related to such employment, including all costs for any judgment, settlement, attorney fees, legal defense, and other expenses related to same; provided, however, that such indemnification obligations provided herein shall not extend to any events which constitute willful misconduct, fraud or gross negligence.

13. Entire Agreement. This Agreement constitutes the entire understanding between the parties and there are no covenants, conditions, representations, or agreements, oral or written, or any nature whatsoever, other than those herein continued.

14. Amendments. No amendment, alteration, or modification of this Agreement shall be binding upon the parties hereto unless said amendment, alteration, or modification is in writing and signed by all parties.

15. Waiver. The waiver of any term, condition, clause, or provision of this Agreement shall in no way be deemed or considered a waiver of any other term, condition, clause, or provision of this Agreement.

16. Severability. If any provision of this Agreement is held by a court of competent jurisdiction to be invalid, void or unenforceable, the remaining provisions shall remain in effect and be so construed as to effectuate the intent and purpose of this Agreement.

17. Notices. All notices, demands, and other communications to be given or delivered under or by reason of the provisions of this Agreement shall be in writing and shall be deemed to have been given (a) when personally delivered or sent by electronic mail (with hard copy to follow); (b) one (1) day after being sent by reputable overnight express courier (charges prepaid); or (c) five (5) days following mailing by certified or registered mail, postage prepaid and return receipt requested. Unless another address is specified in writing, notices, demands, and communications to the parties shall be sent to the addresses indicated below:

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14269 N. 87th Street #205 Scottsdale, AZ 85260

If to the Company:	Zoned Properties, Inc.
14269 N. 87th Street #205.
Scottsdale, AZ 85260

And, if to Employee:	Bryan McLaren
14269 N. 87th Street #205.
Scottsdale, AZ 85260

18. Additional Documents. The parties hereto agree to execute any and all additional papers and documents reasonably necessary or appropriate to effectuate the terms of this Agreement.

19. Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the state of Arizona without regard to conflicts of laws principles thereof and all questions concerning the validity and construction hereof shall be determined in accordance with the laws of said state.

20. Dispute Resolution Process. This Section 20 shall govern any dispute, controversy, or claim related to, connected with, or arising out of this Agreement, including any question regarding its existence, validity, or termination, as well as any challenge to the tribunal’s jurisdiction. If such a dispute arises, and if the dispute cannot be settled through direct discussions, the parties agree to endeavor first to settle the dispute by mediation upon terms agreed upon by the parties. If the parties cannot agree on mediation terms, then the mediation shall be administered by the American Arbitration Association under its Commercial Mediation Procedures before resorting to arbitration. If a party fails to respond to a written request for mediation within 30 days after service or fails to participate in any scheduled mediation conference, that party shall be deemed to have waived its right to mediate the issues in dispute. If the mediation does not result in settlement of the dispute within 30 days after the initial mediation conference, or if a party has waived its right to mediate any issues in dispute, then any unresolved controversy or claim arising out of or relating to this contract, or breach thereof, shall be settled by arbitration administered by the American Arbitration Association in accordance with its Commercial Arbitration Rules, except as may be otherwise provided herein, and judgment on the award rendered by the arbitrator(s) may be entered in any court having jurisdiction thereof.

Except as otherwise specifically limited in this Agreement, the arbitral tribunal shall have the power to grant any remedy or relief that it deems appropriate, whether provisional or final, including conservatory relief and injunctive relief, and any such measures ordered by the arbitral tribunal may, to the extent permitted by applicable law, be deemed to be a final award on the subject matter of the measures and shall be enforceable as such.”

Claims shall be heard by a single arbitrator. If the parties are unable to agree upon the selection of an arbitrator, the arbitrator shall be selected in accordance with the American Arbitration Association rules. The place of arbitration shall be Maricopa County, Arizona. The arbitration shall be governed by the laws of the State of Arizona. Hearings will take place pursuant to the standard procedures of the Commercial Arbitration Rules that contemplate in person hearings. The successful party shall be awarded the cost of the arbitration proceeding and any proceeding in court to confirm or to vacate any arbitration award, as applicable (including, without limitation, reasonable attorneys’ fees and costs), as determined by the arbitrators. It is specifically understood and agreed that any party may enforce any award rendered pursuant to the arbitration provisions of this Section 20 by bringing suit in any court of competent jurisdiction. The parties agree that the arbitrator shall have authority to grant injunctive or other forms of equitable relief to any party. This Section 20 shall survive the termination or cancellation of this Agreement. Except as may be required by law, neither a party nor an arbitrator may disclose the existence, content, or results of any arbitration hereunder without the prior written consent of both parties. The parties agree that failure or refusal of a party to pay its required share of the deposits for arbitrator compensation or administrative charges shall constitute a waiver by that party to present evidence or cross-examine witness. In such event, the other party shall be required to present evidence and legal argument as the arbitrator(s) may require for the making of an award. Such waiver shall not allow for a default judgment against the non-paying party in the absence of evidence presented as provided for above.

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14269 N. 87th Street #205 Scottsdale, AZ 85260

21. Attorneys’ Fees and Costs If any action is brought to enforce this Agreement or to collect damages as a result of a breach of any of its provisions, the prevailing party shall also be entitled to collect its reasonable attorneys’ fees and costs incurred in such action from the non-prevailing party, which costs can include the reasonable costs of investigation, expert witnesses and the costs in enforcing or collecting any judgment rendered, all as determined and awarded by the court.

22. Counterparts. This Agreement may be executed in two counterparts, each of which shall be deemed an original but both of which together shall constitute one and the same agreement.

IN WITNESS WHEREOF, the parties hereto have executed this Agreement under seal the day and year first above written.

Employer:		Employee:

Zoned Properties, Inc.

By	/s/ Bryan McLaren	/s/ Bryan McLaren
	Bryan McLaren	Bryan McLaren
	Chairman of the Board	Chief Executive Officer

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14269 N. 87th Street #205 Scottsdale, AZ 85260

EXHIBIT A

Golden Parachute Agreement

This Golden Parachute Agreement (the “Agreement”) is entered into as of even date of the date of that certain Employment Agreement by and between Zoned Properties, Inc., a Nevada corporation (the “Company”) and Bryan McLaren (“Employee”), the Chief Executive Officer of the Company. This Agreement is being entered into contemporaneously with the entry by the parties into that certain Employment Agreement of the Company (the “Employment Agreement”) of even date hereof (the “Effective Date”) to which Employment Agreement this Agreement is attached as Exhibit A. Accordingly, any capitalized words or phrases contained herein this Agreement that are not independently defined herein shall be ascribed their meanings under the Employment Agreement.

Recitals

WHEREAS, the Company considers it essential to the best interests of its shareholders to foster the continuous employment of key management personnel. The Board recognizes that, as is the case with many publicly held corporations, the possibility of a change in control may exist and that such possibility, and the uncertainty and questions which it may raise among management, could result in the departure or distraction of management personnel to the detriment of the Company and its shareholders; and

WHEREAS, the Board has determined that appropriate steps should be taken to reinforce and encourage the continued attention and dedication of members of the Company’s management, including Employee, to their assigned duties without distraction in the face of potentially disturbing circumstances arising from the possibility of a change in control of the Company; and

WHEREAS, in order to induce Employee to remain in the employ of the Company and in consideration of Employee’s agreement set forth below, the Company agrees that Employee shall receive the severance benefits set forth in this Agreement in the event employment with the Company is terminated subsequent to a “change in control of the Company” (as defined in Section 2 below) under the circumstances described below. This Agreement is meant to constitute an integral part of the Employment Agreement provided, however, that as to any provision contained in this Agreement which conflicts with any provision of the Employment Agreement, the provision of this Agreement shall control.

NOW THEREFORE, in consideration of Employee’s continued employment under the Employment Agreement and the parties’ and the other good and valuable consideration exchanged thereunder, the parties agree as follows:

1. Term of Agreement. This Agreement shall commence on Effective Date and shall continue in effect through the Expiration Date, provided, however, that if a change in control (as defined herein) of the Company shall have occurred during the Term, this Agreement shall continue in effect for a period of 12 months beyond the month in which such change in control occurred. Notwithstanding the foregoing, and provided no change of control shall have occurred, this Agreement shall automatically terminate upon the Expiration Date.

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14269 N. 87th Street #205 Scottsdale, AZ 85260

2. Change in Control. No benefits shall be payable under this Agreement unless there shall have been a change in control of the Company, as set forth below. For purposes of this Agreement, a “change in control of the Company” shall mean a change of control of a nature that would be required to be reported in response to Item 6(e) of Schedule 14A of Regulation 14A promulgated under the Securities Exchange Act of 1934, as amended (the “Exchange Act”), whether or not the Company is in fact required to comply with that regulation, provided that, without limitation, such a change in control shall be deemed to have occurred if (A) any “person” (as such term is used in Sections 13(d) and 14(d) of the Exchange Act), other than a trustee or other fiduciary holding securities under an employee benefit plan of the Company or a corporation owned, directly or indirectly, by the shareholders of the Company in substantially the same proportions as their ownership of stock of the Company, is or becomes the “beneficial owner” (as defined in Rule 13d-3 under the Exchange Act), directly or indirectly, of securities of the Company representing more than 50% of the combined voting power of the Company’s then outstanding securities; or (B) during any period of two consecutive years (not including any period prior to the execution of this Agreement), individuals who at the beginning of such period constitute the Board and any new director (other than a director designated by a person who has entered into an agreement with the Company to effect a transaction described in clauses (A) or (D) of this Section) whose election by the Board or nomination for election by the Company’s shareholder’s was approved by a vote of at least two-thirds of the directors then still in office who either were directors at the beginning of the period or whose election or nomination for election was previously so approved, cease for any reason to constitute a majority; (C) the Company enters into an agreement, the consummation of which would result in the occurrence of a change in control of the Company; or (D) the shareholders of the Company approve a merger or consolidation of the Company with any other corporation, other than a merger or consolidation which would result in the voting securities of the Company outstanding immediately prior to it continuing to represent (either by remaining outstanding or by being converted into voting securities of the surviving entity) of more than 50% of the combined voting power of the voting securities of the Company or such surviving entity outstanding immediately after such merger or consolidation, or the shareholders of the Company approve a plan of complete liquidation of the Company or an agreement for the sale or disposition by the Company of all or substantially all the Company’s assets.

3. Termination Following Change in Control. If any of the events described in Section 2 above constituting a change in control of the Company shall have occurred, Employee shall be entitled to the benefits provided in Subsection 4(iii) below upon the subsequent termination of employment during the term of this Agreement:

(i). Disability. If, as a result of Employee’s incapacity due to physical or mental illness, Employee shall have been absent from the full-time performance of duties with the Company for six (6) consecutive months, and within 30 days after written notice of termination is given Employee shall not have returned to the full-time performance of duties, Employee’s employment may be terminated for “Disability” and subject to Section 4 below.

(ii). Cause. Termination by the Company of Employee’s employment for “Cause” shall mean termination upon (a) the willful and continued failure to substantially perform duties with the Company after a written demand for substantial performance is delivered by the Board, which demand specifically identifies the manner in which the Board believes that duties have not substantially been performed, or (b) the willful engaging in conduct which is demonstrably and materially injurious to the Company, monetarily or otherwise. For purposes of this Subsection, no act, or failure to act, on Employee’s part shall be deemed “willful” unless done, or ignored, by Employee not in good faith and without reasonable belief that action or omission was in the best interest of the Company. Notwithstanding the foregoing, Employee shall not be deemed to have been terminated for Cause unless and until there shall have been delivered a copy of a resolution duly adopted by the affirmative and unanimous vote of the entire membership of the Board (deemed to not include Employee should he be a member of the Board as of such time) at a meeting of the Board called and held for such purpose (after reasonable notice and an opportunity to be heard by the Board), finding that in the good faith opinion of the Board Employee was culpable of the misconduct or omission set forth above in clauses (a) or (b) of this Subsection and specifying the particulars in detail.

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14269 N. 87th Street #205 Scottsdale, AZ 85260

(iii). Good Reason. Employee shall solely be entitled to terminate employment for Good Reason. For purposes of this Agreement, “Good Reason” shall mean, without express written consent, the occurrence after a change in control of the Company of any of the following circumstances unless, such circumstances are fully corrected prior to the Date of Termination specified in the Notice of Termination, as defined in Subsections 3(v) and 3(iv), respectively, given in respect of them:

(A) a material diminution in Employee’s authority, duties or responsibility from those in effect immediately prior to the change in control of the Company;

(B) a material diminution in Employee’s base compensation;

(C) a material change in the geographic location at which Employee performs Employee’s duties, provided, always that a material change shall be deemed include a change in geographic location at which Employee performs Employee’s duties as of the date of change in control of the Company by more than 25 miles

(D) a material diminution in the authority, duties, or responsibilities of the supervisor to whom Employee is required to report, including a requirement that Employee report to a corporate officer or employee instead of reporting directly to the Board

.

(E) A material diminution in the budget over which Employee retain authority.

(F) a material breach under any agreement with the Company to continue in effect any bonus to which Employee was entitled, or any compensation plan in which Employee participates immediately prior to the change in control of the Company which is material to Employee’s total compensation, including but not limited to any stock option or 401(k) plans or any substitute plans adopted prior to the change of control in the Company, unless an equitable arrangement (embodied in an ongoing substitute or alternative plan) has been made with respect to such plan, or the failure by the Company to continue Employee’s participation in it (or in such substitute or alternative plan) on a basis not materially less favorable, both in terms of the amount of benefits provided and the level of Employee’s participation relative to other participants, as existed at the time of the change in control;

(G) a material breach under any agreement with the Company to provide Employee benefits substantially similar to those enjoyed by Employee under any of the Company’s life insurance, medical, health and accident, or disability plans in which Employee was participating at the time of the change in control of the Company, the failure to continue to provide Employee with a Corporation automobile or allowance in lieu of it, if Employee was provided with such an automobile or allowance in lieu of it at the time of the change of control of the Company, the taking of any action by the Company which would directly or indirectly materially reduce any of such benefits or deprive Employee of any material fringe benefit enjoyed by Employee at the time of the change in control of the Company, or the failure by the Company to provide Employee with the number of paid vacation days to which Employee is entitled on the basis of years of service with the Company in accordance with the Company’s normal vacation policy in effect at the time of the change in control of the Company;

Employee’s rights to terminate employment pursuant to this Subsection shall not be affected by incapacity due to physical or mental illness. Employee’s continued employment shall not constitute consent to, or a waiver of rights with respect to, any circumstance constituting Good Reason under this Agreement; provided always, however, that Employee must nonetheless provide the Company written notice of the existence of act, omission or condition constituting “Good Reason” as set forth in this Subsection 3(iii) hereof within ninety (90) days of the act, omission or condition. The Company shall have the opportunity to cure such act, omission or condition by the date that is thirty (30) days after Employee’s provision of such notice. In all events, Employee’s termination must occur within twelve (12) months of the act, omission or condition constituting Good Reason. In the event Employee delivers Notice of Termination based upon circumstances set forth in this Section 3(iii) above which are fully corrected prior to the Date of Termination set forth in Employee’s Notice of Termination, such Notice of Termination shall be deemed withdrawn and of no further force or effect.

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14269 N. 87th Street #205 Scottsdale, AZ 85260

(iv). Notice of Termination. Any purported termination of Employee’s employment by the Company or by Employee shall be communicated by written Notice of Termination to the other party hereto in accordance with Section 6 of this Agreement. For purposes of this Agreement, a “Notice of Termination” shall mean a notice which shall indicate the specific termination provision in this Agreement relied upon and shall set forth in reasonable detail the facts and circumstances claimed to provide a basis for termination of Employee’s employment under the provision so indicated.

(v). Date of Termination. “Date of Termination” shall mean (a) if Employee’s employment is terminated for Disability, 30 days after Notice of Termination is given (provided that Employee shall not have returned to the full-time performance of Employee’s duties during such 30-day period), and (b) if Employee’s employment is terminated pursuant to Subsection (ii) or (iii) above or for any other reason (other than Disability), the date specified in the Notice of Termination (which, in the case of a termination pursuant to Subsection (ii) above shall not be less than 30 days, and in the case of a termination pursuant to Subsection (iii) above shall not be less than 30 days, respectively, from the date such Notice of Termination is given); provided that if within 30 days after any Notice of Termination is given, or, if later, prior to the Date of Termination (as determined without regard to this provision), the party receiving such Notice of Termination notifies the other party that a dispute exists concerning the termination, the Date of Termination shall be the date on which the dispute is finally determined, either by mutual written agreement of the parties, by a binding arbitration award, or by a final judgment, order or decree of a court of competent jurisdiction (which is not appealable or with respect to which the time for appeal has expired and no appeal has been perfected); provided further that the Date of Termination shall be extended by a notice of dispute only if such notice is given in good faith and the party giving such notice pursues the resolution of such dispute with reasonable diligence. Notwithstanding the pendency of any such dispute, the Company will continue to pay Employee his full compensation in effect when the notice giving rise to the dispute was given (including, but not limited to, base salary) and continue as a participant in all compensation, benefit and insurance plans in which Employee was participating when the notice giving rise to the dispute was given, until the dispute is finally resolved in accordance with this Subsection. Amounts paid under this Subsection are in addition to all other amounts due under this Agreement and shall not be offset against or reduce any other amounts due under this Agreement except to the extent otherwise provided in subsection 4(iv).

4. Compensation Upon Termination or During Disability. Following a change in control of the Company, as defined by Section 2, upon termination of employment or during a period of Disability Employee shall be entitled to the following benefits:

(i). During any period that Employee fails to perform his full-time duties with the Company as a result of incapacity due to physical or mental illness, Employee shall continue to receive his base salary at the rate in effect at the commencement of any such period, together with all amounts payable to Employee under any compensation plan of the Company during such period, until this Agreement is terminated pursuant to Section 3(i) above. Thereafter, or in the event Employee’s employment shall be terminated by reason of Employee’s death, Employee’s benefits shall be determined under the Company’s retirement, insurance and other compensation programs then in effect in accordance with the terms of such programs.

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14269 N. 87th Street #205 Scottsdale, AZ 85260

(ii). If Employee’s employment shall be terminated by the Company for Cause or by Employee other than for Good Reason, Disability, Death or Retirement, the Company shall pay Employee Employee’s full base salary through the Date of Termination at the rate in effect at the time Notice of Termination is given, plus all other amounts and benefits to which Employee is entitled under any compensation plan of the Company at the time such payments are due, and the Company shall have no further obligations to Employee under this Agreement.

(iii). If employment by the Company shall be terminated (a) by the Company other than for Cause, Death or Disability or (b) by Employee for Good Reason, Employee shall be entitled to benefits provided below:

(A). The Company shall pay Employee Employee’s full base salary through the Date of Termination at the rate in effect at the time Notice of Termination is given, plus all other amounts and benefits to which Employee is entitled under any compensation plan of the Company.

(B). In lieu of any further salary payments to Employee for periods subsequent to the Date of Termination, the Company shall pay as severance pay to Employee a lump sum severance payment (together with the payments provided in paragraphs C and D, below, the “Severance Payments”) equal to five (5) times the sum of Employee’s annual base salary in effect immediately prior to the occurrence of the circumstance giving rise to the Notice of Termination given in respect of them.

(C). The Company shall pay to Employee any deferred compensation, including, but not limited to deferred bonuses, allocated or credited to Employee or Employee’s account as of the Date of Termination.

(D). In lieu of shares of common stock of the Company (the “Company’s Shares”) issuable upon exercise of outstanding options (“Options”), if any, granted to Employee under the Company’s Stock Option Plans (which Options shall be cancelled upon the making of the payment referred to below) Employee shall receive an amount in cash equal to the product of (i) the excess of the closing price of the Company’s Shares as reported on or nearest the Date of Termination (or, if not so reported, on the basis of the average of the lowest asked and highest bid prices on or nearest the Date of Termination), over the per share exercise price of each Option held by Employee (whether or not then fully exercisable) plus the amount of any applicable cash appreciation rights, times (ii) the number of the Company’s Shares covered by each such Option.

(E). The Company shall also pay to Employee all legal fees and expenses incurred by Employee as a result of such termination including all such fees and expenses incurred by Employee as a result of such termination (including all such fees and expenses, if any, incurred in contesting or disputing any such termination or in seeking to obtain or enforce any right or benefit provided by this Agreement or in connection with any tax audit or proceeding to the extent attributable to the application of Section 4999 of the Internal Revenue Code of 1986, as amended (the “Code”) to any payment or benefit provided under this Agreement).

(F). The payments provided for in paragraphs (B), (C), and (D) above, shall be made no later than the fifth day following the Date of Termination, provided, however, that if the amounts of such payments cannot be finally determined on or before such day, the Company shall pay to Employee on such day an estimate, as determined in good faith by the Company, of the minimum amount of such payments and shall pay the remainder of such payments (together with interest at the rate provided in Section 1274(b)(2)(B) of the Code) as soon as the amount can be determined but in no event later than the 30th day after the Date of Termination. In the event that the amount of the estimated payments exceeds the amount subsequently determined to have been due, such excess shall constitute a loan by the Company to Employee payable on the fifth day after demand by the Company (together with interest at the rate provided in Section 1274(b)(2)(B) of the Code).

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14269 N. 87th Street #205 Scottsdale, AZ 85260

(iv). In the event that Employee is a “disqualified individual” within the meaning of Section 280G of the Code, the parties expressly agree that the payments described in this Section 4 and all other payments to Employee under any other agreements or arrangements with any persons which constitute “parachute payments” within the meaning of Section 280G of the Code are collectively subject to an overall maximum limit. Such maximum limit shall be $1 less than the aggregate amount which would otherwise cause any such payments to be considered a “parachute payment” within the meaning of Section 280G of the Code, as determined by the Company. Accordingly, to the extent that such payments would be considered a “parachute payment” with respect to Employee, then the portions of such payments shall be reduced or eliminated in the following order until the remaining change of control termination payments with respect to Employee is within the maximum described in this subsection (iv):

(A) First, any cash payment to Employee;

(B) Second, any change of control termination payments not described herein; and

(C) Third, any forgiveness of indebtedness of Employee’s to the Company.

(v). Employee shall not be required to mitigate the amount of any payment provided for in this Section 4 by seeking other employment or otherwise, nor shall the amount of any payment or benefit provided for in this Section 4 be reduced by any compensation earned by Employee as the result of employment by another employer, by retirement benefits, by offset against any amount claimed to be owed by Employee to the Company, or otherwise except as specifically provided in this Section 4.

(vi). In addition to all other amounts payable to Employee under this Section 4, Employee shall be entitled to receive all benefits payable to Employee under any Company 401(k) plan and any other plan or agreement relating to retirement benefits.

5. Successors; Binding Agreement.

(i). The Company will require any successor (whether direct or indirect, by purchase, merger, consolidation or otherwise) to all or substantially all of the business and/or assets of the Company to expressly assume and agree to perform this Agreement in the same manner and to the same extent that the Company would be required to perform it if no such succession had taken place. Failure of the Company to obtain such assumption and agreement prior to the effectiveness of any such succession shall be a breach of this Agreement and shall entitle Employee to compensation from the Company in the same amount and on the same terms as Employee would be entitled to under this Agreement if Employee terminates Employee’s employment for Good Reason following a change in control of the Company, except that for purposes of implementing the foregoing, the date on which any such succession becomes effective shall be deemed the Date of Termination. As used in this Agreement, “Corporation” shall mean the Company as defined above and any successor to its business and/or assets as which assumes and agrees to perform this Agreement by operation of law, or otherwise.

(ii). This Agreement shall inure to the benefit of and be enforceable by Employee’s personal or legal representatives, executors, administrators, heirs, distributes, and legatees. If Employee should die while any amount would still be payable to Employee if Employee had continued to live, all such amounts, unless otherwise provided in this Agreement, shall be paid in accordance with the terms of this Agreement to Employee’s beneficiary or other designee or, if there is no such designee, to Employee’s estate.

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14269 N. 87th Street #205 Scottsdale, AZ 85260

6. Notice. For the purpose of this Agreement, all notices and other communications provided for in the Agreement shall be in writing and shall be deemed to have been duly given when delivered or mailed by United States registered or certified mail, return receipt requested, postage prepaid, addressed to the respective addresses set forth on the first page of this Agreement, provided that all notices to the Company shall be directed to the attention of the Board with a copy to the Secretary of the Company, or to such other address as either party may have furnished to the other in writing in accordance with this Agreement, except that notice of change of address shall be effective only upon receipt.

7. Miscellaneous. No provision of this Agreement may be modified, waived or discharged unless such waiver, modification or discharge is agreed to in writing and signed by Employee and such officer as may be specifically designated by the Board. No waiver by either party to this Agreement at any time of any breach by the other party of, or compliance with, any condition or provision of this Agreement to be performed by such other party shall be deemed a waiver of similar or dissimilar provisions or conditions at the same or at any prior or subsequent time. No agreements or representations, oral or otherwise, express or implied, with respect to the subject matter of this Agreement have been made by either party which are not expressly set forth in this Agreement. The validity, interpretation, construction and performance of this Agreement shall be governed by the laws of the State of Arizona. All references to sections of the Exchange Act or the Code shall be deemed also to refer to any successor provisions to such sections. Any payments provided for shall be paid net of any applicable withholding or deduction required under federal, state or local law. The obligations of the Company under Section 4 shall survive the expiration of the term of this Agreement.

8. Validity. The invalidity or unenforceability of any provision of this Agreement shall not affect the validity or enforceability of any other provision of this Agreement, which shall remain in full force and effect.

9. Entire Agreement. This Agreement sets forth the entire understanding of the parties with respect to its subject matter and supersedes all prior written or oral agreements or understandings with respect to such subject matter.

10. Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the state of Arizona without regard to conflicts of laws principles thereof and all questions concerning the validity and construction hereof shall be determined in accordance with the laws of said state.

11. Dispute Resolution Process. This Section 11 shall govern any dispute, controversy, or claim related to, connected with, or arising out of this Agreement, including any question regarding its existence, validity, or termination, as well as any challenge to the tribunal’s jurisdiction. If such a dispute arises, and if the dispute cannot be settled through direct discussions, the parties agree to endeavor first to settle the dispute by mediation upon terms agreed upon by the parties. If the parties cannot agree on mediation terms, then the mediation shall be administered by the American Arbitration Association under its Commercial Mediation Procedures before resorting to arbitration. If a party fails to respond to a written request for mediation within 30 days after service or fails to participate in any scheduled mediation conference, that party shall be deemed to have waived its right to mediate the issues in dispute. If the mediation does not result in settlement of the dispute within 30 days after the initial mediation conference, or if a party has waived its right to mediate any issues in dispute, then any unresolved controversy or claim arising out of or relating to this contract, or breach thereof, shall be settled by arbitration administered by the American Arbitration Association in accordance with its Commercial Arbitration Rules, except as may be otherwise provided herein, and judgment on the award rendered by the arbitrator(s) may be entered in any court having jurisdiction thereof. Except as otherwise specifically limited in this Agreement, the arbitral tribunal shall have the power to grant any remedy or relief that it deems appropriate, whether provisional or final, including conservatory relief and injunctive relief, and any such measures ordered by the arbitral tribunal may, to the extent permitted by applicable law, be deemed to be a final award on the subject matter of the measures and shall be enforceable as such.”

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14269 N. 87th Street #205 Scottsdale, AZ 85260

Claims shall be heard by a single arbitrator. If the parties are unable to agree upon the selection of an arbitrator, the arbitrator shall be selected in accordance with the American Arbitration Association rules. The place of arbitration shall be Maricopa County, Arizona. The arbitration shall be governed by the laws of the State of Arizona. Hearings will take place pursuant to the standard procedures of the Commercial Arbitration Rules that contemplate in person hearings. The successful party shall be awarded the cost of the arbitration proceeding and any proceeding in court to confirm or to vacate any arbitration award, as applicable (including, without limitation, reasonable attorneys’ fees and costs), as determined by the arbitrators. It is specifically understood and agreed that any party may enforce any award rendered pursuant to the arbitration provisions of this Section 11 by bringing suit in any court of competent jurisdiction. The parties agree that the arbitrator shall have authority to grant injunctive or other forms of equitable relief to any party. This Section 11 shall survive the termination or cancellation of this Agreement. Except as may be required by law, neither a party nor an arbitrator may disclose the existence, content, or results of any arbitration hereunder without the prior written consent of both parties. The parties agree that failure or refusal of a party to pay its required share of the deposits for arbitrator compensation or administrative charges shall constitute a waiver by that party to present evidence or cross-examine witness. In such event, the other party shall be required to present evidence and legal argument as the arbitrator(s) may require for the making of an award. Such waiver shall not allow for a default judgment against the non-paying party in the absence of evidence presented as provided for above.

12. Attorneys’ Fees and Costs. If any action is brought to enforce this Agreement or to collect damages as a result of a breach of any of its provisions, the prevailing party shall also be entitled to collect its reasonable attorneys’ fees and costs incurred in such action from the non-prevailing party, which costs can include the reasonable costs of investigation, expert witnesses and the costs in enforcing or collecting any judgment rendered, all as determined and awarded by the court.

13. Counterparts. This Agreement may be executed in two counterparts, each of which shall be deemed an original but both of which together shall constitute one and the same agreement.

IN WITNESS WHEREOF, the parties hereto have executed this Agreement under seal the day and year first above written.

Employer:	Employee:

Zoned Properties, Inc.

By
Bryan McLaren	Bryan McLaren
Chairman of the Board	Chief Executive Officer

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